                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") dated as of October 29, 1998 by and among THE PROFIT RECOVERY GROUP INTERNATIONAL, INC., a Georgia corporation ("PRGX"), THE PROFIT RECOVERY GROUP INTERNATIONAL I, INC., a Georgia corporation and wholly owned subsidiary of PRGX ("PRGI"), JOHN E. FLATLEY & ASSOCIATES, INC., an Illinois corporation ("Seller"), and JOHN E. FLATLEY, being the sole shareholder of Seller ("Owner").

                              W I T N E S S E T H:

         WHEREAS, PRGI is in the business of auditing accounts payable, expenses, capital expenditures, and various other payment arrangements or obligations between its clients ("Clients") and their suppliers, vendors, landlords and taxing authorities (the "Client Payees") for the purpose of identifying and documenting overbilling by and refund, credit or chargeback claims for overpayments to, the Client Payees (the "Audit Activities") and rendering management advisory services associated with the Audit Activities (collectively, the "Business of PRGI")

         WHEREAS, Seller is engaged in the business of the examination, review and audit of various paid bills and expenses of client companies, such as accounts payable, cooperative advertising, advertising expense, real estate tax, common area maintenance, legal and professional fees, related and other charges and expenses for the purpose of discovering and documenting for subsequent charge back and recovery overbillings, overpayments and/or under-deductions made by client companies, or for discounts, rebates and allowances of all types, freight charges, special handling, insurance, and all other overbillings, overpayments and/or under-deduction incidental or related thereto and collection with respect to same and the rendering of other related management counseling services (the "Business");

         WHEREAS, PRGI is a wholly-owned subsidiary of PRGX;

         WHEREAS, the Owner owns in the aggregate all of the issued and outstanding shares of capital stock of Seller;

         WHEREAS, PRGI desires to purchase all of the shares of capital stock of Seller which are issued and outstanding on the Closing Date (as hereinafter defined), and Owner desires to sell to PRGI all of the Purchased Shares (as hereinafter defined) owned beneficially and of record by Owner as hereinafter provided;

         WHEREAS, concurrently with the execution hereof, PRGI has entered into acquisition agreements (collectively, the "Other Acquisition Agreements") in respect of each of the following entities: Robert Beck & Associates, Inc. ("RBA"), RBA Audits, Inc., Robert N. Beck, Jr., a sole proprietorship, John H. Cavins, a sole proprietorship, Vincent Creadon, a sole proprietorship, John Kirkeide, a sole proprietorship, Savant Consulting, L.L.C. and Taylor, Blackburn & Associates, Inc. (collectively, the "Other Sellers");

         WHEREAS, concurrently with the execution hereof, Seller and Owner have entered into a Representations, Covenants and Indemnification Agreement with PRGI, PRGX and the parties to the Other Acquisition Agreements (the "RCI Agreement"), the terms and provisions of which are expressly incorporated herein by reference; and

         WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the RCI Agreement;

         NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties and covenants herein contained or incorporated by reference herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE 1
                           PURCHASE AND SALE OF STOCK

         1.1 PURCHASE AND SALE. On the terms, provisions and conditions set forth herein and in reliance upon the warranties and representations contained herein and in the RCI Agreement, PRGI shall purchase, and the Owner shall sell, transfer and assign to PRGI, at the Closing (as hereinafter defined), all of the issued and outstanding shares of capital stock of Seller free and clear of all security interests, pledges, liens, encumbrances, charges or restrictions on the voting, transfer, receipt of dividends or other attributes of ownership whatsoever (the "Purchased Shares").


                                   ARTICLE 2
                        CONSIDERATION FOR STOCK TRANSFER

         2.1      DETERMINATION OF PURCHASE PRICE.

                  (a) The aggregate purchase price for the Purchased Shares (the "Purchase Price") shall be equal to $5,088,653 less any unfundedEffective Date Reimbursable Liabilities and Interim Period Reimbursable Liabilities, as provided in Section 2.3 below, plus an amount equal to 6.75% of such amount calculated on a per annum basis for the period from and after the Effective
Date through and including the Closing Date, plus an amount equal to $589.04 per day for each day during the period from and after the Effective Date to and including the day immediately preceding the Closing, payable at the Closing in cash in immediately available funds.

         2.2 ESCROW. At the Closing, the Owner shall enter into and be bound by the terms of an Indemnity Escrow Agreement by and among PRGI, the Owner and the other signatories named therein in substantially the form of
Exhibit 2.2 attached hereto (the "Indemnity Escrow Agreement"). Owner acknowledges that the Owners of RBA are depositing in escrow pursuant to the Indemnity Escrow Agreement 37,691 shares of PRGX Common Stock received by them pursuant to the RBA Acquisition Agreement on his behalf.

         2.3 DELIVERY OF STATEMENT OF EFFECTIVE DATE REIMBURSABLE LIABILITIES AND CASH FLOW STATEMENT. (a) At least 5 business days prior to the Closing Date, PRGI will present to the Representative, as defined in the RCI Agreement, a detailed list, including the amount and description thereof, of all of the following accrued but unpaid liabilities and obligations of Seller's Business outstanding as of the Effective Date: (i) Seller Transaction Expenses,
(ii) non-trade payables (meaning those not directly related to the Business to be acquired by PRGI pursuant hereto), (iii) non-trade accrued expenses (meaning those not directly related to the Business to be acquired by PRGI pursuant hereto), (iv) commissions payable as of the Effective Date in respect of accounts receivable collected by Seller prior to the Effective Date; (v) all amounts owed to the Owner under the Principal Agreement or otherwise (except for advances by Owner used to pay normal trade payables of Seller directly relating to the Business to be acquired by PRGI incurred on or after the Effective Date or advances made to Associates or Employees on or after the Effective Date) and (vi) all amounts owed to Persons other than Owner (except for normal trade payables directly related to the Business to be acquired by PRGI pursuant hereto incurred in the ordinary course of business) (collectively, the "Effective Date Reimbursable Liabilities").

                  (b) On the last business day immediately preceding the Closing Date, Seller shall prepare and deliver to PRGI, an estimated cash flow statement of total cash received by Seller in respect of the Business less total cash disbursements for the period from and including the Effective Date to and including the last business day immediately preceding the Closing Date (the "Interim Period Cash Flow"), detailing all such amounts by category of payment (the "Cash Flow Statement"). PRGI shall be entitled to reimbursement, at Closing, of all of the following cash payments or accruals made in respect of the Business during the period from and including the Effective Date to and including the day immediately preceding the Closing Date: any amounts paid or accrued during the period from and including the Effective Date to and including the day immediately preceding the Closing Date in respect of liabilities of the type defined as Effective Date Reimbursable Liabilities above (but not including any Effective Date Reimbursable Liabilities or any distributions to Owner of cash or cash equivalents in the Business as of the close of business on August 31, 1998) (collectively, the "Interim Period Reimbursable Liabilities").

                  (c) The Purchase Price set forth in Section 2.1 hereof shall be reduced by the amount of Effective Date Reimbursable Liabilities and Interim Period Reimbursable Liabilities, determined as provided above. Within sixty (60) days following the Closing Date, PRGI and the Representative shall each have the right to request that the Accountants review the statements of Effective Date Reimbursable Liabilities, Interim Period Reimbursable Liabilities or the Cash Flow Statement, which review shall be a final determination of the Interim Period Cash Flow, the Effective Date Reimbursable Liabilities and the Interim Period Reimbursable Liabilities, and in the event that such determination shows that payments are required by PRGI or by Seller or Owner, any such payment shall be made by the Representative or PRGI to the other, as the case may be, within 15 days after completion of the review by the Accountants, together with interest on such payment amount from the Closing Date until the date of such payment at the rate of

6.75% per annum. The fees and expenses charged by the Accountants in respect of such review shall be borne equally by PRGI and the Representative.

         2.4 CLOSING. As soon as practicable after the execution hereof, the parties hereto shall execute and deliver all documents and instruments for the consummation of the transactions contemplated herein (other than the certificates for the Purchase Price as defined herein) into escrow with Arnall Golden & Gregory, LLP, as escrow agent, in accordance with that certain closing escrow agreement in substantially the form of Exhibit 2.4, attached hereto, pending execution and delivery in escrow of all documents contemplated by this Agreement and the Other Acquisition Agreements by all parties thereto. The closing of the transactions contemplated herein (the "Closing") shall take place on or before October 29, 1998, at the offices of PRGI's counsel or by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto upon compliance with the terms, conditions and contingencies contained herein or on such other date as is mutually agreed upon by the parties hereto (such date to be herein referred to as the "Closing Date"). The parties hereto intend that PRGI receive all of the benefits in respect of the operations of the Business accruing in the ordinary course of business on and after the Effective Date and assume all of the liabilities of the Business incurred in the ordinary course of business after the Effective Date, except as otherwise specifically provided herein or in the RCI Agreement.

                                   ARTICLE 3
                              ADDITIONAL COVENANTS

         3.1 REPRESENTATIONS, COVENANTS AND INDEMNIFICATION AGREEMENT. Concurrently with the execution and delivery of this Agreement, Seller and Owner, together with the other signatories named therein, shall execute and deliver to PRGX and PRGI the RCI Agreement substantially in the form attached hereto as Exhibit 3.1, together with a disclosure schedule relating to Seller, Owner, the Applicable Assets and the Business pursuant to the terms of the RCI Agreement (the "Disclosure Schedule"). Each of the parties hereto acknowledge that the representations, warranties, covenants, agreements and indemnification made by them concurrently herewith in the RCI Agreement are an inducement to the other parties hereto to enter into this Agreement. Prior to the execution and delivery of the RCI Agreement, Seller shall have delivered to PRGX and PRGI a draft of the Disclosure Schedule and true, correct and complete copies of all documents, together with all amendments thereto through the date of execution hereof, contemplated by or required to be listed in any exhibit or schedule (including the Disclosure Schedule) to this Agreement or the RCI Agreement, including, without limitation, all Leases, Contracts, insurance policies, the Historical Statements, the Monthly Statements through the last day of the month immediately preceding the date hereof and Seller's Tax Returns.

         3.2      COVENANTS RE:  TAX MATTERS.

                  (a)      Preparation and Filing of Tax Returns.

                           (i) Owner's Rights and Responsibilities. Owner shall have the right and obligation to prepare and file timely, or cause to be prepared and filed timely, when due, any Tax Return that is required to include the operations, ownership, assets or activities of Seller for Tax periods ending before the Closing Date. Any such Tax Returns for any period ending before the Closing Date shall be prepared on the basis of the closing of the books method of allocating income and in a manner consistent with prior tax returns. Owner shall permit PRGI to review and comment on each such Tax Return described in the prior sentence prior to filing. Owner shall pay any Taxes required to be paid with respect to all periods ending prior to the Closing Date (whether due before or after Closing) and any Taxes required to be paid with respect to the pre-closing portion of all Straddle Periods. The Taxes due by Owner for any state or local income Tax Straddle Period shall be determined by using a closing of the books method of allocating income based on the federal income Tax Return of Seller for its taxable year ending on the day immediately preceding the Closing Date and all other Taxes for any Straddle Period shall be prorated on a daily basis; provided, however, any payroll taxes attributable to employees hired by Seller after the Closing in respect to periods after the Closing and any sales and use Taxes and transfer Taxes attributable to assets purchased or sold by Seller after the Closing shall be attributable to PRGI.

                           (ii) PRGI's Rights and Responsibilities. PRGI shall have the right and obligation to prepare and file timely, or cause to be prepared and filed timely, when due, all Tax Returns that are required to include the operations, ownership, assets or activities of Seller for any Tax periods ending on or after the Closing Date including any state or local Tax periods beginning before and ending after the Closing Date ("Straddle Period"). After the Closing, PRGI shall cause such Tax Returns to be filed.

                  (b) Consistency of Accounting Method. Any Tax Return which includes or is based on the operations, ownership, assets or activities of Seller for any pre-Closing period, and any Tax Return which includes or is based on the operations, ownership, assets or activities of Seller for any post-Closing period to the extent the items reported on such Tax Return might reasonably increase any Tax liability of Seller or Owner for any pre-Closing period or any Straddle Period or the liability of PRGI or PRGX for any post-Closing period, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable tax law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable tax law), in accordance with reasonable Tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

                  (c) Cooperation on Tax Matters. PRGI and Owner shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section, including the preparation and execution of Tax Returns, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making Owner (or the Representative of Owner) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. PRGI, Owner and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to Seller and relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by PRGI or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records, and if the other party to requests, Seller shall allow the other party to take possession of such books and records. PRGI and Seller further agree, upon request, to use their best efforts to obtain any certificate or document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (d) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with this Agreement shall be paid by Owner when due, and Owner will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and Fees, and, if required by applicable law, PRGI will join in the execution of any such Tax Returns and documentation.

         3.3 OTHER COVENANTS BY OWNER. The Owner hereby covenants and agrees that he shall transfer to Seller, by appropriate documents of transfer, prior to the Closing, any and all right he or she has in and to any assets and rights relating to Seller's Business which Seller uses to conduct its Business, including without limitation any Intellectual Property Rights used by Seller, so that at the Closing of the transactions contemplated herein all such assets shall be transferred from Seller to PRGI by operation of law.

         3.4 TERMINATION OF EMPLOYEE BENEFIT PLANS. (a) Prior to the Closing, the Board of Directors of Seller shall authorize by appropriate Board action (i) the cessation of sponsorship by the Seller of the John E. Flatley & Associates, Inc. Pension Plan and Trust (the "Pension Plan") and the transfer of the Pension Plan and all of its assets to J & LF, Inc., an Illinois corporation which is wholly owned by Owner, (ii) the termination of any and all other Employee Benefit Plans (as defined in the RCI Agreement) currently in effect for Seller's Associates and/or Employees other than Seller's medical plan and any "Cafeteria" benefit plan identified in Seller's Disclosure Schedule, and (iii) if required by applicable law, the amendment and restatement of such Employee Benefit Plans in order to comply with applicable law. Seller (or, after the Closing, Owner) shall timely notify (or Owner shall cause J & LF, Inc. to timely notify, as applicable) Associates and Employees of Seller of the cessation of sponsorship or termination of the Employee Benefit Plans, including, without limitation, the cessation of future benefit accruals under the Pension Plan. As soon as practical after said notification and cessation of sponsorship or termination, and in any event no later than the time prescribed by law, Seller (or PRGI if after the Closing) shall, with respect to any tax-qualified retirement plan sponsored by Seller, submit the termination of such plan to the Internal Revenue Service for a determination as to the continued qualification of such plan under Sections 401(a) and 501(a) or other applicable sections of the Code upon the termination of such plan. In addition, as soon as possible following the Closing and in no event later than December 15, 1998, Owner shall cause J & LF, Inc. to amend the Pension Plan so as to cease all future benefit accruals thereunder and shall timely provide all required notices of such cessation of future benefit accruals under the Pension Plan in accordance with applicable laws and regulations. Owner or, to the extent permitted by applicable law, the Plan shall bear all legal, accounting and tax costs and expenses incurred by Sellers, Owner or PRGI in terminating the Employee Benefit Plans and the cost of any fiduciary insurance and all other expenses of the trustee of the Employee Benefit Plans, and shall indemnify and hold PRGI and PRGX harmless in respect of any Losses arising out of such Employee Benefit Plans, the termination thereof, and/or the cessation of sponsorship of the Pension Plan by Seller described above and the sponsorship of the Pension Plan by J & LF, Inc., its successors and assigns, pursuant to Section 4.1 of the RCI Agreement.

         (b) The trustee of any such Employee Benefit Plans shall act, without compensation, until all assets comprising the related trust under the Employee Benefit Plan have been distributed in accordance with applicable laws and regulations. From and after the Closing, Seller PRGI and PRGX will provide such information and cooperation as the trustee may reasonably request in order to effect the cessation of sponsorship of or termination of such Employee Benefit Plans in accordance with applicable laws and regulations. In addition to any other indemnification obligations, the Owner of Seller hereby indemnifies and holds Seller, PRGI and PRGX harmless pursuant to Section 4.1 of the RCI Agreement from any and all Losses (as defined in the RCI Agreement) whatsoever which arise from any such trustee's actions or omissions taken or occurring before or after the Closing in respect of the Employee Benefit Plans and any related trust. In addition to any other indemnification obligations, Seller, PRGI and PRGX hereby indemnifies and holds the Owner of Seller harmless pursuant to Section 4.2 of the RCI Agreement from any and all Losses (as defined in the RCI Agreement) whatsoever which arise solely from Seller's, PRGI's or PRGX's failure to act from and after the Closing, upon the trustee's reasonable request, in connection with the cessation of sponsorship or termination of the Employee Benefit Plans.

         3.5 ACKNOWLEDGEMENT. The parties acknowledge that prior to the Closing Seller may distribute to its Owner all vehicles used in the Business and all furniture and art work to the extent set forth on Schedule 3.5 attached hereto.


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

                                   ARTICLE 4
                          CONDITIONS TO OBLIGATIONS OF
                             PRGX AND PRGI TO CLOSE

         Each and every obligation of PRGX and PRGI under this Agreement to be performed on or prior to the Closing shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions unless and to the extent any such condition is expressly waived in writing by PRGX and PRGI:

         4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller and the Owner in or pursuant to this Agreement or the RCI Agreement or given on their behalf hereunder or thereunder shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and effective as of the Closing Date.

         4.2 OBLIGATIONS PERFORMED. Seller and the Owner shall have performed and complied in all material respects with all agreements, conditions and obligations required by this Agreement to be performed or complied with by them prior to or at the Closing.

         4.3 CONSENTS. Seller shall have obtained and delivered to PRGI written Seller Consents of all persons or entities whose consent to the transactions contemplated herein is required to consummate the transactions contemplated herein, if any, and all of such Seller Consents shall remain in full force and effect at and as of the Closing.

         4.4 DUE DILIGENCE. PRGI and its Accountants, counsel and other experts shall have completed their due diligence investigation with respect to the Business and affairs (including business, legal and financial matters) of Seller and the Business. Seller shall have resolved, in a manner reasonably satisfactory to PRGI and its counsel, any and all issues raised as a result of such investigation which, in PRGI's good faith belief has or is likely to have a Material Adverse Effect.

         4.5 OTHER ACQUISITION AGREEMENTS. Concurrently with the Closing hereunder, PRGI shall have consummated the transactions contemplated by each of the Other Acquisition Agreements (as defined in the preambles to this Agreement).

         4.6 CLOSING DELIVERIES. Seller and/or the Owner, as applicable, shall have delivered to PRGI each of the following, together with any additional items which PRGI may reasonably request to effect the transactions contemplated herein:

                  (a) all stock certificates (with appropriate stock powers executed in blank with signatures guaranteed by a medallion level national bank or member firm of the New York Stock Exchange) evidencing ownership of all of the Purchased Shares shall be delivered to PRGI;

                  (b) a certified copy of the corporate resolutions of the Board of Directors of Seller and of the Owner authorizing the transactions contemplated herein and the execution, delivery and performance of the RCI Agreement, this Agreement and the other Seller Transaction Documents, together with an incumbency certificate with respect to officers of Seller executing documents or instruments on behalf of Seller;

                  (c)      intentionally omitted;

                  (d) written resignations of all persons from all offices, directorships, or other management positions with Seller;

                  (e) the Noncompetition and Nonsolicitation Agreements, duly executed by Owner;

                  (f) written Seller Consents from all parties, whose consent to the transactions contemplated herein is required;

                  (g) the Cash Flow Statement and statement of other Interim Period Reimbursable Liabilities;

                  (h) a general release in the form of Exhibit 4.6(h) attached hereto, executed by Owner on the Closing Date;

                  (i) the corporate minute books, seals and stock transfer books of Seller and its predecessors (if any) certified by the corporate secretary of Seller (in form and substance acceptable to PRGI) as true, correct and complete;

                  (j) an opinion of counsel to Seller substantially in the form of Exhibit 4.6(j) attached hereto;

                  (k) the offer letter for employment to the Principal, duly executed by the Principal;

                  (l) the Nonqualified Stock Option Agreement for the Principal, duly executed by the Principal;

                  (m) the Closing Escrow Agreement, duly executed by Seller, Owner and the Representative;

                  (n) the Indemnity Escrow Agreement, duly executed by Owner and the Representative, as nominee and attorney-in-fact of the Owner;

                  (o)      intentionally omitted;

                  (p) if applicable, the spousal consents referred to in the RCI Agreement duly executed by the spouse of the Owner, as appropriate;

                  (q) if applicable, Forms UCC-3, duly executed by each secured lender of Seller releasing all liens on the assets of Seller;

                  (r)      a Closing Statement duly executed by the Owner; and

                  (s) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.

         4.7 NO CHALLENGE. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any pending action by any other person, challenging, or seeking material damages in connection with, the sale of all of the Purchased Shares to PRGI pursuant to the transactions contemplated herein or the ability of PRGX, PRGI or any of their affiliates to own and operate the Business of Seller or otherwise materially adversely affecting the Business, assets, prospects, financial condition or results of operations of Seller.

         4.8 NO INVESTIGATIONS OF SELLER OR BUSINESS. As of the Closing Date there shall be no, and neither Seller nor Owner shall have any knowledge of or reason to know of any, pending or threatened, investigation by any municipal, state or federal government agency or regulatory body with respect to Seller, Seller's assets or Seller's Business.

         4.9 NO MATERIAL ADVERSE EFFECT. From and after the date of this Agreement to the Closing, there shall have been no Material Adverse Effect (without giving effect to the consequences of the transactions contemplated by this Agreement) whether reflected in financial statements, the Schedules attached hereto or to the RCI Agreement or otherwise. Without limiting the generality of the foregoing, at Closing, none of the Primary Customers shall have terminated, decreased or otherwise adversely altered such Primary Customer's business relationship with Seller or given notice to Seller or Owner that it intends to do so.

         4.10     INTENTIONALLY OMITTED.

         4.11 LEGALITY. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

         4.12 REGULATORY MATTERS. All filings shall have been made and all approvals shall have been obtained as may be legally required pursuant to federal and state laws prior to the consummation of the transactions contemplated by this Agreement and all actions by or in respect of, or filings with, any governmental body, agency or official or any other person required to permit the consummation of the transactions contemplated herein so that PRGI shall be able to continue to carry on the business of Seller substantially in the manner now conducted by Seller shall have been taken or made.

                                   ARTICLE 5
                             CONDITIONS TO SELLER'S
                          AND THE OWNER'S OBLIGATIONS

         Each and every obligation of Seller and the Owner under this Agreement to be performed on or prior to the Closing, shall be subject to the fulfillment, on or prior to the Closing, of each of the following conditions unless and to the extent any such condition is specifically waived in writing by Seller and the Owner:

         5.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by PRGX and PRGI in or pursuant to this Agreement and to the RCI Agreement or given on their behalf hereunder or thereunder shall be true and correct in all material respects, on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and effective as of the Closing Date.

         5.2 OBLIGATIONS PERFORMED. PRGX and PRGI shall have performed and complied in all material respects with all agreements, conditions and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing and the Boards of PRGI and PRGX shall have approved the transactions contemplated herein.

         5.3 CLOSING DELIVERIES. PRGX and/or PRGI, as applicable, shall have delivered to the Owner each of the following, together with any additional items which the Owner may reasonably request to effect the transactions contemplated herein:

                  (a)      the Purchase Price as adjusted pursuant to Sections
2.1 and 2.3;

                  (b)      the statement of Effective Date Reimbursable
Liabilities;

                  (c) certified copies of the corporate resolutions of the Board of Directors of PRGX and of the Board of Directors and sole stockholder of PRGI authorizing the transactions contemplated herein and the execution, delivery and performance of the RCI Agreement, this Agreement and the other PRGI Transaction Documents by PRGX and PRGI, together with incumbency certificates with respect to the respective officers of PRGX and PRGI executing documents or instruments on behalf of PRGX or PRGI;

                  (d)      intentionally omitted;

                  (e) the Closing Escrow Agreement, duly executed by PRGI and PRGX;

                  (f) the offer letters for employment of the Principal, duly executed by PRGI;

                  (g) the Nonqualified Stock Option Agreement with the Principal, duly executed by PRGX;

                  (h) the Noncompetition and Nonsolicitation Agreements duly executed by PRGX and PRGI;

                  (i) the Indemnity Escrow Agreement duly executed by PRGX and PRGI;

                  (j)      a Closing Statement, duly executed by PRGI and PRGX;
and

                  (k) any other documents or agreements contemplated hereby and/or necessary or appropriate to consummate the transactions contemplated hereby.

         5.4 NO CHALLENGE. There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency or any pending action by any other person, challenging or seeking material damages in connection with, the sale of all of the Purchased Shares of Seller to PRGI pursuant to the transactions contemplated herein or the ability of PRGX, PRGI or any of their affiliates to own and operate the Business of Seller or otherwise materially adversely affecting the Business, assets, prospects, financial condition or results of operations of Seller.

         5.5 NO INVESTIGATIONS OF PRGX OR PRGI. As of the Closing Date there shall be no, and neither PRGX nor PRGI shall have any knowledge of or reason to know of any, pending or threatened investigation by any municipal, state or federal government agency or regulatory body with respect to PRGX or PRGI, PRGX's or PRGI's assets or PRGX's or PRGI's business.

         5.6 SECURITIES LAWS. The parties shall have complied with all federal and state securities laws applicable to the transactions contemplated by this Agreement.

         5.7 LEGALITY. No federal or state statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of making the transactions contemplated herein illegal or otherwise prohibiting the consummation of the transactions contemplated herein.

         5.8 CONSENTS. PRGI shall have obtained and delivered to Seller written consent of NationsBank, N.A., as agent for the banks party to PRGX's bank credit agreement, to the transactions contemplated herein, and such consent shall remain in full force and effect at and as of the Closing.

         5.9 NO MATERIAL ADVERSE EFFECT. From the date hereof until the Closing there shall have been no effect or change in the business of PRGI or PRGX that is or will be materially adverse to the business, operations, properties (including intangible properties), condition (financial or otherwise), assets, liabilities or regulatory status of PRGI and PRGX, taken as a whole ("PRGI/PRGX Material Adverse Effect").

         5.10 REGULATORY MATTERS. All filings shall have been made and all approvals shall have been obtained as may be legally required pursuant to federal and state laws prior to the consummation of the transactions contemplated by this Agreement and all actions by or in respect of, or filings with, any governmental body, agency or official or any other person required to permit the consummation of the transactions contemplated herein so that PRGI shall be able to continue to carry on the business of Seller substantially in the manner now conducted by Seller shall have been taken or made.


                                   ARTICLE 6
                                  TERMINATION

         6.1 TERMINATION. This Agreement may be terminated at any time before the Closing Date:

                  (a) by mutual written consent of PRGX, PRGI, Seller and the Owner;

                  (b) by PRGX or PRGI, if there occurs a Material Adverse Effect as to Seller or its Business, or by Seller, if there occurs a PRGI/PRGX Material Adverse Effect (as defined in Section 5.9 hereof);

                  (c) by any nonbreaching party hereto, if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement or in the RCI Agreement on the part of any nonterminating party hereto;

                  (d) by either PRGI or Seller, if the Closing is not consummated on or before the Outside Date (as defined below) unless such failure of consummation is due to the failure of the terminating party to observe or perform in any material respect the covenants, agreements and conditions hereof to be performed or observed by it at or before the Closing Date. As used herein "Outside Date" shall mean November 1, 1998; or

                  (e) by PRGI, if the conditions set forth in Article 4 hereof have not been satisfied by Seller and Owner or waived by PRGI and PRGX prior to the Outside Date; by Seller if the conditions set forth in Article 5 hereof have not been satisfied by PRGI or PRGX or waived by Seller and Owner prior to the Outside Date.

         6.2 EFFECTS OF TERMINATION. In the event this Agreement is terminated pursuant to Section 6.1(a), 6.1(b), 6.1(d) or 6.1(e) above, no party shall have any obligations to the others hereunder except for those obligations in respect of confidentiality and the return of confidential information set forth in Section 5.1(d) of the RCI Agreement and as set forth in the certain Nondisclosure Agreement between Seller and PRGI and others dated June 1998 (the "Nondisclosure Agreement"). If this Agreement is terminated pursuant to Section 6.1(c), the obligations in respect of confidentiality and the return of confidential information set forth in Section 5.1(d) of the RCI Agreement hereof and set forth in that certain Nondisclosure Agreement shall remain in effect and each party hereto may exercise all remedies available to it under this Agreement, at law or in equity.

                                   ARTICLE 7
                            MISCELLANEOUS PROVISIONS

         7.1 SEVERABILITY. If any provision of this Agreement is prohibited by the laws of any jurisdiction as those laws apply to this Agreement, that provision shall be ineffective to the extent of such prohibition and/or shall be modified to conform with such laws, without invalidating the remaining provisions hereto.

         7.2 MODIFICATION. This Agreement may not be changed or modified except in writing specifically referring to this Agreement and signed by each of the parties hereto.

         7.3 ASSIGNMENT, SURVIVAL AND BINDING AGREEMENT. This Agreement, the other Seller Transaction Documents and the other PRGI Transaction Documents
(a) may not be assigned by PRGX or PRGI on or prior to the Closing without the prior written consent of Seller and the Owner (except for an assignment to a wholly owned subsidiary of PRGI or PRGX, which may be made without the prior consent of, but with notice to, Seller; provided that, in such event, the assignor shall remain obligated hereunder in the same manner as if such assignment had not been effected); (b) may not be assigned by PRGX or PRGI after the Closing without the prior written consent of Representative, except for an assignment to an affiliate of PRGX or PRGI, which may be made without the prior consent of, but with notice to, the Representative; provided that, in such event, the assignor shall remain obligated hereunder in the same manner as if such assignment had not been effected; and (c) may not be assigned by Seller or Owner at any time, without the prior written consent of PRGI. The terms and conditions hereof shall survive the Closing as provided herein and shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns.

         7.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.5 NOTICES. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, sent by a nationally recognized overnight delivery service which guarantees next day delivery ("Overnight Delivery") or mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

         If to Seller or the Owner:         c/o Pasquesi Sheppard LLC, Representative
                                            585 Beck Lane
                                            Lake Forest, IL 60045
                                            Attention: Don Sheppard
                                            Telefax: (847) 234-1110

         with a copy to:                    David Fischer, Esq.
                                            Wildman, Harrold, Allen & Dixon
                                            225 West Wacker Drive
                                            Chicago, IL  60606-1229
                                            Telefax:  (312) 201-2555

         If to PRGX or PRGI:                The Profit Recovery Group International, Inc.
                                            2300 Windy Ridge Parkway
                                            Suite 100 North
                                            Atlanta, Georgia 30339-8426
                                            Attention: Clinton McKellar, Jr., Senior Vice
                                                       President and General Counsel
                                            Telefax:   (770) 779-3034

         with a copy to:                    Arnall Golden & Gregory, LLP
                                            2800 One Atlantic Center
                                            1201 West Peachtree Street
                                            Atlanta, Georgia  30309-3450
                                            Attention: Jonathan Golden, Esq.
                                            Telefax:   (404) 873-8701

or at such other address as any party hereto notifies the other parties hereof in writing. The parties hereto agree that notices or other communications that are sent in accordance herewith (i) by personal delivery or telefax, will be deemed received on the day sent or on the first business day thereafter if not sent on a business day, (ii) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (iii) by U.S. mail, will be deemed received three (3) business days immediately following the date sent. For purposes of this Agreement, a "business day" is a day on which PRGX is open for business and shall not include a Saturday or Sunday or legal holiday. Notwithstanding anything to the contrary in this Agreement, no action shall be required of the parties hereto except on a business day and in the event an action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day.

         7.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement, the RCI Agreement, the other Seller Transaction Documents and the other PRGI Transaction Documents, together with the Exhibits and Schedules attached hereto and thereto, and the Nondisclosure Agreement (as defined in Section 6.2 hereof) constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any person other than PRGX, Seller, PRGI and, after the Closing Date, the Owner, any rights or remedies hereunder.

         7.7 FURTHER ASSURANCES. The parties to this Agreement agree to execute and deliver, both before and after the Closing, any additional information, documents or agreements contemplated hereby and/or necessary or appropriate to effect and consummate the transactions contemplated hereby. The Owner and Seller agree to provide to PRGX or PRGI, both before and after the Closing, such information as PRGX or PRGI may reasonably request in order to consummate the transactions contemplated hereby and to effect an orderly transition of the Business following Closing.

         7.8 GOVERNING LAW AND SUBMISSION TO JURISDICTION. This Agreement shall be governed by and construed under the laws of the state of Georgia.
Section 6.9 of the RCI Agreement regarding choice of forum, submission to the jurisdiction of the courts specified therein, service of process and all other provisions of such Section are hereby incorporated by reference herein and the parties hereto hereby agree to be governed hereunder by the terms thereof.

         7.9 PRONOUNS. All personal pronouns in this Agreement, whether used in the masculine, feminine or neuter gender shall include all other genders, and the singular shall include the plural and the plural shall include the singular.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                 PRGX:
                                 The Profit Recovery Group International, Inc.

                                 -----------------------------
                                 By:
                                    ---------------------------------
                                 Title:
                                       ------------------------------

                                 PRGI:
                                 The Profit Recovery Group International I, Inc.

                                 -----------------------------
                                 By:
                                    ---------------------------------
                                 Title:
                                       ------------------------------


                                 SELLER:
                                 JOHN E. FLATLEY & ASSOCIATES, INC.


                                 -----------------------------
                                 By:     JOHN E. FLATLEY
                                 Title:  President


                                 OWNER:


                                 -----------------------------
                                 Name: JOHN E. FLATLEY

                         LIST OF SCHEDULES AND EXHIBITS
                         ------------------------------

Schedule 3.5                     List of Vehicles, Furniture and Artwork


Exhibit 2.2                      Indemnity Escrow Agreement

Exhibit 2.4                      Closing Escrow Agreement

Exhibit 3.1                      Representatives, Covenants and Indemnification
                                 Agreement

Exhibit 4.6(h)                   General Release

Exhibit 4.6(j)                   Opinion of Counsel of Seller and Owner